Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DARÉ BIOSCIENCE, INC.

Daré Bioscience, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on April 15, 2014, as amended by the Certificate of Amendment thereto filed with the Secretary of State on July 19, 2017 and by another Certificate of Amendment thereto filed with the Secretary of State on July 19, 2017 (as amended to date, the “Certificate of Incorporation”).

2. Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 245,000,000 shares, consisting of (i) 240,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this this 14th day of July, 2022.

Daré Bioscience, Inc.

By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	Chief Executive Officer, President and Secretary

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